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                                                                    Exhibit 11



                          CENTRAL SPRINKLER CORPORATION

                            EARNINGS PER COMMON SHARE




                                            Three Months Ended
                                                January 31,
                                            1996            1995
                                           ------          ------
                                           (Amounts in thousands,
                                              except per share)

Net income                                 $ 1,041         $ 1,448
                                           =======         =======

Average number of common shares
  outstanding                                3,791           4,389

Adjustment to exclude average
  unallocated common shares in ESOP           (654)           (686)

Adjustment for assumed conversion
  of stock options                             215              49
                                           -------         -------

Average number of common shares              3,352           3,752
  per common share                         =======         =======


Earning per common share                   $   .31         $   .39
                                           =======         =======

                                       15